Exhibit 10.1

Equity Transfer Agreement
(English Translation)

May 9, 2008

THIS EQUITY TRANSFER AGREEMENT (the “Agreement”) is made and entered into on May 9, 2008 in Beijing of China BY AND AMONG

Transferer 1: Xu Wang

Transferer 2: Tieying Zhao

AND

Transferee: Beijing PKU ChinaFront High Technology Co., Ltd. (hereinafter referred to as “PKU”)

WHEREAS:

1.
China TranWiseway Information Technology Co., Ltd (hereinafter referred to as the “Company”) is a limited liability company duly incorporated and existing under the Company Law of the People’s Republic of China (“China”) and other relevant laws and regulations of. China.

2.
Beijing Marine Communication & Navigation Company (hereinafter refer to as “MCN”), Xu Wang and Tieying Zhao are the existing shareholders of the Company, who invested in the Company RMB 2.5 million, RMB 400,000, RMB 100,000, holding 83.33%, 13.34% and 3.33% of the shares of the Company, respectively.

3.
PKU is to purchase 13.34% and 3.33% of the share equity of the Company held by Xu Wang and Tieying Zhao respectively, in accordance with the terms and conditions of the Agreement. (hereinafter referred to as “Equity Transfer”)

NOW THEREFORE, the Parties, on the basis of equality and mutual benefit and in accordance with the Company Law of the People’s Republic of China and other relevant laws and regulations of P.R. China, have made and entered into the Agreement with respect to the Equity Transfer, under which the Parties hereby agree as follows:

Article 1 Equity Transfer

1.1	Equity transfer

	1.1.1	The Parties agree that PKU will purchase the shares at the following price subject to the terms and conditions set forth in the Agreement:

(1). RMB 3,200,000 for 13.34% equity interests in the Company held by Xu Wang;

(2) And RMB 800,000 for 3.33% equity interests in the Company’s shares held by Tieying Zhao.

1.1.2 After the Equity Transfer, Xu Wang and Tieying Zhao will no longer hold any equity interests in the company, therefore PKU will hold 16.67% of the Company.

	1.1.3	The Parties agree that upon the Equity Transfer , the composition of the registered capital of the Company subscribed by the shareholders shall be as follows:

Name of Shareholders	Capital subscription in registered capital (unit: RMB)	Share proportion

MCN PKU	2,500,000 500,000	83.33% 16.67%
Total	3,000,000	100%

Article 2 Payment of the Equity Transfer

2.1	Xu Wang and Tieying Zhao agree to execute the Equity Transfer hereunder subject to the terms and conditions set forth in the Agreement upon the execution of the filings necessary for registration of change with the Administration for Industrial and Commercial, and cause the Company to arrange the same agent to handle the necessary filing and registration of equity transfer with the Administration for Industry and Commerce. The Parties agree to do their best to sign the necessary legal documents required by, including but not limited to, commerce authorities and administrations for industry and commerce at any time so as to fulfill the filing and registration of the Equity Transfer as soon as possible.

2.2	In the event that all the prerequisites for the Equity Transfer set forth in Article 5 of the Agreement are all satisfied, the Equity Transfer hereunder shall be closed in Beijing on May 31, 2008 (“Transfer Day”).

2.3	Xu Wang and Tieying Zhao shall take all necessary measures to demand the trade receivables listed in Exhibit II be paid as soon as possible.

2.4	Xu Wang and Tieying Zhao shall cause the Company to submit to PKU on the Transfer Date:

(1)
new business license issued by competent Administration for Industry and Commerce with the industrial and commercial registration of the Equity Transfer, and relevant filing and registration documents with the Administration for Industry and Commerce in connection with the Equity Transfer hereunder (with the Industry & Commerce Check Stamp ) ;

	(2)	except for the relevant documents issued voluntarily by PKU, relevant supporting documents for satisfying other related conditions set forth in Article 5 of the Agreement; and

(3)
the written notice for Equity Transfer payment issued by Beijing Marine Communication & Navigation Company (“MCN”), Xu Wang and Tieying Zhao to PKU, in which details about designated payment account shall be specified.

2.5
PKU shall make the payment as follows: the first installment of RMB 500,000 shall be paid to the Tranferers within three (3) business days after the Execution date; the second installment of RMB 3,500,000 shall bepaid to the Transferers within three (3) business days after the fulfillment of payment conditions defined in Article 5 of this agreement,

Article 3 Representation and Warranties of PKU

3.1
PKU’s legal status and capacity. PKU has the full power, rights and capacities for execution, delivery and performance of the Agreement, and can act as the subject of litigation. PKU’s execution and performance of the Agreement shall not violate any relevant laws and regulations or government order, nor breach any contract or agreement binding upon PKU or its assets thereof.

3.2	Legality of the Equity Transfer payments. PKU hereby warrants that its Equity Transfer payments for acquiring the Transferers’ equity interests in the Company are legal, and it has full power and capacity to make the Equity Transfer payment to the Transferers subject to the terms and conditions of the Agreement.

Article 4 Representation and Warranties of the Company and Transferers

Unless disclosed to PKU in written form, Xu Wang and Tieying Zhao hereby represent and warrant to PKU with respect to the following events as at or prior to the Execution Date of the Agreement:

4.1	Authorization. Xu Wang and Tieying Zhao have all the necessary rights and authorization for execution and performance of the Agreement and fulfillment of the transactions hereunder. The Agreement shall be binding upon Xu Wang and Tieying Zhao.

4.2
No Conflict. The execution and performance of the Agreement shall not breach, conflict with the articles of association of the Company or bylaws of its organization rules, nor violate any mandatory stipulations of China’s laws and regulations; Xu Wang and Tieying Zhao have acquired all necessary consent or authorization in respect of the transactions hereunder from a third party.

4.3	Duly existing. The Company is a limited liability company duly incorporated and existing under the laws of China.

4.4
Investment. The Company does not invest in or operate, including but not limited to its subsidiaries, branch companies, representative offices or branches; or any other entity controlled directly or indirectly by the Company or any other entity in which the Company holds shares.

4.5
Financial statement. The financial statement (including balance sheet, profit & loss statement and cash flow statement) for the period ended _______, 2008 (“Balance Sheet Date”) in Exhibit I represents the real, complete and accurate operation state and financial position of the Company in related periods and on related base day. All the Company’s audit accounts and management accounts (including transfer accounts) have been kept in compliance with China’s relevant finance and accounting system in conjunction with the real condition of the Company, which represent the real and fair financial position and operation state of the Company during the period of relevant accounts. The Company’s financial records and data are in full compliance with China’s laws and regulations and the principles of Chinese Accounting Standard.

4.6
Undisclosed liabilities. The Company does not have any other liabilities not represented in the balance sheet except: (1) the liabilities disclosed in Item 4.6of Disclosure List; (2) the normal liabilities of the Company incurring after the Balance Sheet Date, which shall not be prohibited by the Agreement or shall not have materially adverse impact on any shareholder of the Company or the Company itself. Save as the items in Item 4.6 of Disclosure List, the Company has never furnished others with security of guaranty or processed by its assets any pledge, mortgage or any other security right.

4.7
Capital structure. The share structure of registered capital of the Company in the articles of association of the Company and its amendment with filing and registration with the Administration for Industry and Commerce accords with that in the articles of association and its amendment provided by Xu Wang and Tieying Zhao to PKU (information about share structure is set out in Item 4.7 of Disclosure List ), which represents the complete and accurate capital structure of the Company prior to the Equity Transfer. Except the above shares, the Company has never promised to anybody in any form or issued any other share equity, shares, bonds or options, or any other same or similar share equity.

4.8
No Change. From the Balance Sheet Date to the Execution Date of the Agreement, unless otherwise specified in the Agreement or disclosed in Item 4.8 of Disclosure List by Xu Wang and Tieying Zhao which shall be approved by PKU in written form, the Company does not :

4.8.1	repay the liabilities in advance;

4.8.2	furnish others with security of guaranty or process by its assets any mortgage, deliver of pledge or any other security right;

4.8.3	exempt its creditor’s rights upon others or waive its rights of claim;

4.8.4	revise any existing contracts or agreements;

4.8.5
give bonus to any management, director, employee, sales representative, agent or adviser or increase their income in any other form, nor raise the salaries of the five persons with the best salary in the Company and CEO, president, COO and CFO by 10% within any time period of twelve months;

	4.8.6	suffer any loss (whether or not has bought the insurance), or worse relationship with suppliers, customers or employees, which may lead to materially adverse impact on the Company;

	4.8.7	change the method of accounting calculation, accounting policy or principles or rules and regulations of financial accounting of the Company;

	4.8.8	transfer or authorize others to use the intellectual property of the Company except in the Company’s normal business activities;

	4.8.9	have material change with regard to conventional sales or accounting method, employing policy or rules and regulations;

	4.8.10	have materially adverse change regarding the Company’s financial position; or have other transactions rather than the regular business and give rise to responsibilities;

4.8.11
make any resolution at shareholders’ meeting or board resolution which are different from those discussing routine matters at annual general meeting, excluding those made particularly for the performance of the Agreement;

	4.8.12	declare, pay, cause or is to declare, pay, cause any dividends, bonus or dividends paid to shareholders in any other form;

4.8.13
(i) sell, mortgage, pledge, lease, transfer or dispose beyond its normal business scope the assets whose transaction amount reaches over RMB 30,000, (ii) dispose any fixed asset or approve the disposal of its fixed asset by others, give up the control over the assets of the Company, enter into any contract which may result in the fixed assets expenditure, or give rise to any other responsibilities; (iii) have any expenditure over RMB 30,000 beyond its normal business scope or purchase any tangible or intangible assets (including the share equity investment in any company);

	4.8.14	have any transaction or action not belonging to its ordinary course of business;

	4.8.15	or have any action or omission which may lead to the above events.

4.9	Tax. The Company has had all the tax registration required by the laws and regulations, and has paid all the tax payables.

4.10	Asset. The Company has the full power and right to own and use all their fixed assets and intangible assets. Details about this are set out in Item 4.10 of Disclosure List.

4.11	Fixed assets. The Company does not have any real estate or relevant shares and obligations.

4.12
Contracts. Xu Wang and Tieying Zhao hereby warrant that all the duplicated documents of the existing, effective written contracts have been furnished to PKU, which accord with the originals, and that such contracts are valid and duly executive; that the Company does not have any of the following contracts, agreements or documents binding upon the Company or to which the Company is a party, or violate the terms and conditions or obligations of such contracts, agreements or documents, which:

	4.12.1	are not made in the ordinary course of business;

	4.12.2	are not made in a fair way;

	4.12.3	result in the Company’s loss or prejudice to the Company’s interests;

	4.12.4	can not be implemented with adequate efforts and expenditure; or

	4.12.5	limit the Company’s free operation.

4.13	Intellectual property. Unless otherwise disclosed in Item 4.13 of Disclosure List, the Company has the legal title of or rights to use all the intellectual properties being used by the Company (including but not limited to patent, trademark, copyright, know-how, domain name and business secret, etc.), and the Company has acquired all the necessary authorization or license of the intellectual property with regard to a third party’s intellectual property during its operation (including but not limited to the intellectual property license for the services with regard to providing value-added services). The Company does not infringe upon others’ intellectual property rights, business secret, know-how or similar rights, and is not involved in any claim, dispute or proceedings, which remain unresolved or may occur, against the Company due to the infringement upon any third party’s intellectual property rights, business secret, know-how or similar rights. The Company has officially registered its trademark, patent, software copyright and domain name with relevant authorities.

4.14
Lawsuit. The Company does not have the following events which may bring materially adverse impact on the Company, or have adverse impact on the execution, validness and enforceability of the Agreement and the Equity Transfer thereof, whether it is implemented, remain unresolved or may occur:

	4.14.1	penalty, ban or order against the Company from any government authorities;

	4.14.2	proceedings or dispute against the Company such as civil, criminal and administrative actions and arbitration, etc.

4.15
Compliance. The Company’s current operation is in full compliance with the existing laws and regulations, rules and other provisions by relevant administrations of China, (collectively “Laws and Regulations”), and the Company does not breach any of such Laws and Regulations which may lead to materially adverse impact on the Company’s operation or its assets.

4.16	Employees.

Unless otherwise disclosed in Item 4.16 of Disclosure List,

	4.16.1	all the employees of the Company abide by relevant applicable labor laws;

	4.16.2	there are not any labor disputes or potential labor disputes between the Company and its employees and former employees;

	4.16.3	the Company does not have any overdue economic compensation payable due to terminating the labor contracts, or similar obligation to pay the indemnity or compensation costs with regard to employment;

4.16.4
the Company has fully paid and/or withheld employees’ social insurance money or welfares in accordance with relevant laws and regulations, including endowment insurance, housing fund, medical insurance, unemployment insurance and other payable insurance or welfare as per relevant laws and the agreements, and therefore does not have any existing or potential disputes concerning such social insurance and welfares.

4.17	Special representation and warranties of Xu Wang and Tieying Zhao. Besides the general representation and warranties aforesaid, Xu Wang and Tieying Zhao further represent and warrant that:

4.17.1
all the documents including account books, records of equity changes, financial statement and other records of the Company have been kept subject to business rules and controlled by the Company, and all the principal transactions in connection with the Company’s operation have been recorded in an accurate and regular way;

4.17.2
as at the Transfer Date, all the documents of the Company including the minutes of board meetings and meetings of shareholders’ conference and shareholder list have been kept safely, in which all necessary events required by such documents are recorded well and truly;

4.17.3
ever since the Balance Sheet Date, (1) except the normal operation, there are not any events giving rise to advanced debt maturity; (2) except the normal operation, there are not any assets of the Company disposed or out of the Company’s control, and the Company does not reach any agreement which might give rise to additional financial expenditure, nor have any responsibility thereof;

4.17.4
the Company has submitted to tax authorities all required information; and up to the Execution Date of the Agreement, the Company doesn’t have any disputes with tax authorities regarding tax responsibility or potential tax responsibility or tax incentives;

	4.17.5	the Company has the financial documents for normal taxing and tax payment and all the necessary supporting documents for tax incentives with the approval by relevant government departments;

4.17.6
except the employee benefit, social and endowment insurance in accordance with the Labor Law of China and relevant provisions, the Company does not provide any other incumbent, retire or elderly welfares or insurance.

4.18
Real holder. The Transferers are the real holders of the equity interests in the Company, and upon the execution of the Agreement, there is no mortgage, pledge, security rights, lien, impediment or other limits in any form to the Transferred Equity, and the Transferers hold the equity interests only for their own sake in stead of proxy holding for any other third party.

4.19
Information disclosure. All the documents, material facts and information, provided by Xu Wang and Tieying Zhao to PKU prior and after the execution of the Agreement, are true, accurate, without omission and not misleading.

4.20	Xu Wang and Tieying Zhao shall make the above representation and warranties to PKU again on the Transfer Date, as the case may be.

Article 5 Conditions for Payment of the Equity Transfer

5.1	Unless exempted by PKU in written form, PKU’s second installment payment obligation will be due if the following conditions are met: :

(1)
there shall be no laws and regulations, and decision, verdict, decree or order by court or relevant authorities to limit, prohibit or cancel the Equity Transfer, nor suspending or potential action, arbitration, decision, verdict, decree or order which have or will have adverse impact on the Company, Xu Wang, Tieying Zhao, or the Equity Transfer, except for PKU;

(2)
From the Execution Date of the Agreement (including Execution Date) up to the Transfer Date, all the representation and warranties made by Xu Wang and Tieying Zhao in Article 4 of the Agreement shall be true, full and accurate;

(3)
From the Execution Date of the Agreement (including Execution Date) up to the Transfer Date, there shall be no events, facts, conditions, changes or other cases which have had or might have (through reasonable foreseeability) materially adverse impact on the Company;

(4)
From the Execution Date of the Agreement (including Execution Date) up to the Transfer Date, there shall be no changes in respect of the structure and condition of the Company’s asset which might lead to materially adverse impact on the Company;

(5)
Prior to the Transfer Date (including the Transfer Date), Xu Wang and Tieying Zhao shall have fully performed and complied with provisions of the Agreement in respect of the conditions, obligations and promises which shall be satisfied prior to or on the Transfer Date;

	(6)	Xu Wang, Tieying Zhao, and the Company shall enter into Confidentiality and Non-competition Agreement with the approval by PKU;

(7)	The Company shall provide PKU with the list of all contracts as of the Transfer Date and the copies;

(8)	The Company shall provide PKU with the details of all trade receivables of the effective contracts as of the Transfer Date and the details of the remaining contract amount;

(9)	The Company shall provide PKU with the details of all trade payables of the effective contracts as of the Transfer Date and the details of the remaining contract amount;

(10)	Xu Wang shall submit the resignation as the director of the Company;

(11)	The Company shall retrieve above 90% of the receivables listed in Exhibit II of this Agreement; and

(12)	The MCN shall register all the files with the Administration of Industry and Commerce related to PKU’s increase of the registered capital of the Company.

Article 6 Governing Structure of the Company after the EquityTransfer

6.1	Upon the Equity Transfer, the governing structure of the Company shall be carried out as stipulated in the Company Law of China.

Article 7 Further Covenants of the Transferers

7.1
Company operation. During the period from the execution of the Agreement up to the alternation of registration with the Administration for Industry and Commerce accepted by the Parties, unless as specified in the Agreement and the Exhibits to the Agreement or approved by PKU in written form, Xu Wang and Tieying Zhao covenant that the Company will:

7.1.1
be operating in a normal way. The Company will continue to maintain its relationship with customers so that the Company’s reputation and operation will not be materially adversely affected after the capital increase and the Equity Transfer;

7.1.2
will not distribute bonus or declare dividends or repurchase shares, nor make any unusual transactions thus incurring unusual liabilities. Except for the ordinary course of business, the Company shall not repay the loan, or disburse trade payables in advance or delay;

	7.1.3	shall pay the due payables and other liabilities in the ordinary course of business;

	7.1.4	shall perform the contracts, agreements or other documents in respect of the Company’s assets and business in a timely manner;

	7.1.5	shall not, except for the ordinary course of business, reconcile or waive, alter its request or other rights without the written approval by PKU;

	7.1.6	shall try its best to procure from competent authorities all permits and other approvals and consents necessary for its operation, so that the Company can maintain its legal operation;

	7.1.7	shall not separate, nor merger with any third party or acquire the assets or business of a third party;

	7.1.8	shall not breach the representation and warranties of the Agreement through action or omission;

	7.1.9	shall inform PKU of relevant events, facts, conditions, changes or other cases which have had or might have materially adverse impact on the Company in a timely manner;

	7.1.10	shall handle the tax affairs of the Company as usual in full compliance with relevant laws and regulations of China.

7.2
Information collection. During the period from the execution of the Agreement up to the alternation of registration with the Administration for Industry and Commerce, Xu Wang and Tieying Zhao shall provide, at the reasonable request of PKU and its representatives, all relevant documents of the Company to PKU and its representatives during office hours, including but not limited to, provide all necessary accounts, records, contracts, technical documentation, personnel information, management situation and other documents to the legal counsel , accountant and other representatives appointed by PKU; in order to assist PKU in reviewing the documents in respect of the Company’s properties, assets and business and those mentioned in the Agreement, Xu Wang and Tieying Zhao will permit PKU to meet or contact the customers and creditors of the Company. Xu Wang and Tieying Zhao agree that PKU have the full rights to conduct detailed due diligence investigations in respect of the Company’s financial position, asset conditions and operation status at any time prior to the Equity Transfer.

Article 8 Taxes

8.1
The Parties shall bear their respective taxes for the performance of the transactions contemplated by the Agreement pursuant to relevant laws and regulations, those not specified at the expense of the Company.

Article 9 Supplement, Modification, Amendment and Termination

9.1	After the execution of the Agreement, Supplemental Agreement may be made in writing upon mutual consultation, which shall take effect upon due execution of the Parties hereto.

9.2	The Agreement may be modified or amended upon mutual consultation. Any modification or amendment to the Agreement shall be in writing, which shall take effect upon due execution of the Parties hereto.

9.3	Termination. The Agreement may be terminated as follows:

(1) The Parties make written agreement to terminate the Agreement and define the effective date of termination;

(2)
One party shall inform the other party in writing of the termination of the Agreement as at a time not less than ten (10) business days prior to the effective date of termination which shall be contained in the notification, in the event that:

(a) the other party’s representation or warranties are found not true or have material omission when made or on the Transfer Date;

(b)
the other party does not perform the terms, promises and obligations in accordance with the Agreement, and doesn’t take effective remedial actions within ten (10) days upon receipt of written notification from the party.

	(3)	Where the Equity Transfer set forth in Article 2 hereunder cannot be performed within one (1) month as of the Transfer Date, PKU has the right to terminate the Agreement.

9.4	Validity of termination.

	(1)	In the event that the Agreement is terminated as pursuant to any clause of Article 9.3, the Agreement shall be null and void;

(2)
Upon the termination of the Agreement, the Parties shall adhere to the principles of equity, fairness and credit and return to the other party the considerations obtained pursuant to the Agreement, trying their best to resume the initial state on execution of the Agreement;

(3)
Upon the termination of the Agreement, all the rights and obligations of the Parties under the Agreement shall be terminated, and one party shall not demand any claim against the other party in respect of the Agreement and its termination, except the responsibilities set out in Article 10 of the Agreement.

Article 10 Defaults

10.1	Any breach of or failure to perform its representation, warranties, obligations or responsibilities by one party shall constitute the default.

10.2
Unless otherwise specified in the Agreement, in case of any other additional expenses, responsibilities or loss incurred to the other party due to the default of one party, the default party shall indemnify the innocent party for such expenses, responsibilities or losses (including but not limited to interests and counsel fees, paid or lost due to the default). The total amount of the indemnification the default party has to pay to the innocent party shall be equal to the loss due to such default action, and in addition, the default party shall pay the innocent party 20% of such loss due to the default above as penalty.

Article 11 Force Majeure

11.1
Any delay in or failure of performance by either party of all or any of their obligations under this Agreement shall not constitute a breach hereunder if, and to the extent that such delays or failures are caused by force majeure, provided that necessary remedial measures shall be taken to reduce the damage under proper condition.

11.2
The affected party shall inform the other party(ies) of the occurrence of force majeure in writing within three (3) business days after the occurrence of force majeure, and furnish the other party(ies) with descriptions of force majeure and proving documents issued by local competent notaries for such failure of or delay in performance of all or any of its obligations within fifteen (15) business days after the occurrence of the force majeure. It is up to the Parties to determine whether to terminate the Agreement, or partially exempt the performance of the Agreement, or prolong the performance of the Agreement. In the event that the Parties cannot reach an agreement within sixty (60) days after the occurrence of force majeure or events, the party affected by force majeure or events has the full right to terminate the Agreement, and any party shall not be liable for the loss caused to other party(ies) thereof.

11.3
The force majeure means objective events or circumstances, unpredictable, unavoidable and uncontrollable, which includes earthquake, typhoon, flood, fire, war and other unpredictable, unavoidable and uncontrollable Acts of Gods, and change of any laws, rules and regulations, promulgation of new laws, rules and regulations, or any government act leading to direct influence on the performance of the Agreement or failure to perform the terms and conditions hereunder.

Article 12 Applicable Law and Dispute Settlement

12.1
The execution, validity, interpretation, performance and dispute settlement hereunder shall be governed by and construed in accordance with the laws of China. In case of certain items in respect of the Agreement not stipulated in promulgated laws and regulations of China, such items shall be construed and performed as per generally accepted international business practice in compliance with the laws and regulations of China.

12.2
Any dispute arising out of the performance of the Agreement or in connection with the Agreement shall be settled via friendly consultation. In case of any dispute failing friendly settlement within fifteen (15) days after the dispute, either party may submit such dispute to Beijing Arbitration Commission for arbitration as per the prevailing rules and procedures. The arbitration shall be performed in Beijing. The arbitration award shall be final and binding upon all the parties.

12.3	During the arbitration, the Parties shall have the remaining rights under the Agreement and continue to perform their respective obligations hereunder.

Article 13 Notice and Delivery

13.1
Any effective notice or other communication relating to the Agreement between the Parties (“Notice”) shall be in writing (including fax and e-mail) and posted, sent by courier or addressed to that notified party at the address or telephone number hereunder with the name of attention on the Notice.

PKU
Addr: Room 717, E-Wing Center, No. 113, Zhichun Road, Haidian District, Beijing
Post code:10086
Tel: 82671299 ext 8007

Xu Wang and Tieying Zhao
Attn.:
Addr:
Post code:
Tel:

13.2	The service time for the Notice shall be determined by the following:

(4)
the Notice shall be deemed to have been received if it is personally delivered or sent by courier and the notified party issues the receipt; those without the notified party’s receipt shall not be deemed to have been duly served on;

(5)
those Notices, which can be sent by post and shall be delivered through registered express or EMS, shall be deemed to have been received by the notified party on the seventh day after the date of dispatch;

	(6)	the Notice is deemed as given upon the date on the receipt of fax notice or e-mail.

13.3
In case of any change of the above address or telephone number of either party (hereinafter referred to as “Change Party”), the Change Party shall notify other parties within seven (7) days after the change. Where the Change Party does not notify other parties of such change in a timely way, it shall bear any loss or damages incurred to other parties thereof.

Article 14 Information Disclosure

14.1
Unless otherwise specified in the Agreement, the terms and conditions hereunder in respect of Equity Transfer (including all terms and conditions hereunder, the Exhibits and any other relevant documents relating to investment) are confidential and shall not be disclosed to any third party. If required by relevant laws, the disclosing party shall discuss with the other party the disclosure and submission of relevant information within reasonable time prior to the disclosure and submission, and where the third party requests such disclosure and submission, the disclosing party shall cause the third party learning the information and handle the information with confidentiality; provided that the Equity Transfer is performed, the Parties may not be restricted by the fact that such disclosure shall only be made to a third party.

Article 15 Miscellaneous

15.1
The supplementary exhibits to the Agreement are integral part of the Agreement, and shall have the same legal binding force with the Agreement; in case of discrepancy between the exhibits and the text of the Agreement, the text of the Agreement shall prevail

15.2
In case any provision under the Agreement and the exhibits is found invalid or not enforceable in accordance with applicable laws, such provision shall be deemed as non-existence from the beginning and the remaining provisions maintain effective; the Parties may define new provisions through consultation complying with the laws to bring about the original intention of such provision to the greatest extent.

15.3	The Agreement shall also be binding upon the successors and transferees of the Parties, and such successors and transferees may have and hold the shares hereunder.

PKU may assign and transfer its rights, shares and obligations hereunder to its affiliated companies, wholly-owned subsidiaries and holding company’s wholly-owned subsidiaries. In case of default of PKU or its transferee(s), PKU or its transferee(s) shall be jointly and severally liable.

Except for the aforesaid provisions, any party shall not assign or transfer any of its rights or obligations hereunder.

15.4
Unless otherwise specified in the Agreement, that one party does not perform or delay its performance of its rights, power and privilege does not constitute its waiver of such rights, power and privilege, and single or partial performance of such rights, power and privilege shall not prevent its performance of any other rights, power and privilege.

15.5	The Agreement shall be effective with the official seal and the signature by the legal representative or duly authorized representative of the Parties.

15.6	The Agreement is made in six (6) copies of equal validity with PKU holding two (2) copies, the other Parties one (1) copy each and one (1) copy for competent Administration for Industry and Commerce.

Transferer 1:

/s/ Xu Wang
Xu Wang

Transferer 2:

/s/ Tieying Zhao
Tieying Zhao

Transferee: Beijing PKU ChinaFront Technology Co., Ltd.

/s/ Shudong Xia
Shudong Xia Authorized representative